Exhibit 99.2

                 Preliminary Earnings Call Script - May 15, 2003
                       Introduction from Conference Center

Wade H. Roberts, Jr. President & CEO:

     Thank you. Let me first read the safe harbor statement, then make some comments and finally open the line up for any non-financial questions you may have. Incidentally, Steve Markert, our CFO is also on the call with me.

     I remind you this call is the property of C&D Technologies, Inc. Any redistribution, retransmission or rebroadcast of this call in any form without the express written consent of C&D Technologies, Inc. is strictly prohibited. Further, as this call is being webcast live and will be made available for a period of time on C&D's worldwide website, this call contains time-sensitive information that is accurate only as of the date of the live webcast of this call - May 15th, 2003.


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     This  conference  call,  which is being  broadcast on May 15th,  2003,  may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). During this call, words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with any
forward-looking   statement,   or  in  the  Company's  Securities  and  Exchange
Commission filings (including, without limitation, the company's annual report on Form 10-K for the fiscal year ended January 31, 2003), could cause the company's actual results to differ materially from those expressed in any forward-looking statements made herein.

     At this time, as is normal procedure during our quarterly close, our financial results are being reviewed by our auditors, PricewaterhouseCoopers. However, we felt it was important to get this preliminary news out to the investment community as quickly as possible, even before the standard review is completed. I am not prepared to review any more financial information than we have already disclosed in today's press release, but will field questions related to the industry, markets, competition and our products.

     Q1 of Fiscal Year '04 was another extremely challenging quarter. We are disappointed that we did not meet our previously announced earnings expectations for this quarter, but as mentioned in the press release, we had a very weak February and found we were unable to recover to forecasted levels from the weak beginning. Backlog finished the quarter at $45.5 million (and subsequently improved to $47 million ), up from the year-end balance of $42.3. But even with this improvement, we continue to have little forward visibility.

     We have continued to make the most of the difficult market conditions and finished the quarter operating profitably and with a substantially stronger Balance Sheet than that of the previous year end.

     Debt reduction has continued, cash flows remain strong and we again bought back some shares in the quarter while paying our quarterly dividend of $352,000 on 4/2/03.

     With those comments, let me open up the lines for any questions you may have on the previously mentioned non-financial topics.